UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]	Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Under Rule 14a-12

CHINA TRANSINFO TECHNOLOGY CORP.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required

[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11(c)(1)

	(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share of China TransInfo Technology Corp. (“common stock”)

	(2)	Aggregate number of securities to which transaction applies:

(A) 13,071,944 shares of common stock issued and outstanding as of June 25, 2012 (consisting of the 25,270,069 shares of common stock outstanding as of June 25, 2012 minus 12,198,125 shares held by Mr. Shudong Xia, Karmen Investment Holdings Limited, SAIF Partners III, L.P., Ms. Danxia Huang and Mr. Shufeng Xia (the “Rollover Shares”)*), (B) 924,901 shares of common stock underlying outstanding options as of June 25, 2012 with an exercise price below $5.80 per share, and (C) 5,555 shares of common stock underlying outstanding warrants as of June 25, 2012 with an exercise price below $5.80 per share.

* The Rollover Shares are being contributed to Shudong Investments Limited immediately prior to the consummation of the merger.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 and the Securities and Exchange Commission Fee Rate Advisory #3 for Fiscal Year 2012 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $76,745,899. The maximum aggregate value of the transaction was calculated based upon the sum of (A) 13,071,944 shares of common stock issued and outstanding as of June 25, 2012 (consisting of the 25,270,069 shares of common stock outstanding as of June 25, 2012 minus the Rollover Shares) multiplied by $5.80 per share merger consideration, (B) 924,901 shares of common stock underlying outstanding options as of June 25, 2012 with an exercise price below $5.80 per share multiplied by $0.98 per share (which is the difference between the $5.80 per share merger consideration and the weighted average exercise price of such options of $4.82 per share), and (C) 5,555 shares of common stock underlying outstanding warrants as of June 25, 2012 multiplied by $4.00 per share (which is the difference between the $5.80 per share merger consideration and the weighted average exercise price of $1.80 per share). The filing fee equals the product of 0.0001146 multiplied by the maximum aggregate value of the transaction.

	(4)	Proposed maximum aggregate value of transaction: $76,745,899

	(5)	Total fee paid: $8,796

[X]	Fee paid previously with preliminary materials.

[X]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid: $560.89

	(2)	Form, Schedule or Registration Statement No.: Form S-3 (Registration No. 333 -162689)

	(3)	Filing party: China TransInfo Technology Corp.

	(4)	Date Filed: October 27, 2009

China TransInfo Technology Corp.
9th Floor, Vision Building, No. 39 Xueyuanlu
Haidian District, Beijing
People’s Republic of China, 100191

__________________________

SUPPLEMENT
TO
PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
to be held on October 29, 2012

__________________________

The date of this Supplement is October 24, 2012.

On September 25, 2012, the Company filed a definitive proxy statement (the “Definitive Proxy Statement”) relating to the proposed merger pursuant to the Agreement and Plan of Merger, dated as of June 8, 2012 (the “merger agreement”), by and among China TransInfo Technology Corp. (the “Company” or “China TransInfo”), TransCloud Company Limited and TransCloud Acquisition, Inc. The Company has set October 29, 2012 as the date for the special meeting of stockholders at which the merger and certain other proposals will be voted upon. The special meeting will be held at 10 a.m., Beijing time, on October 29, 2012, at the Company’s office at 9th Floor, Vision Building, No. 39 Xueyuanlu, Haidian District, Beijing, China 100191. As previously disclosed, the record date for determining stockholders of the Company entitled to vote at the special meeting has been fixed as the close of business, New York time, on September 24, 2012.

As previously disclosed beginning on page 60 of the Definitive Proxy Statement, three putative class action complaints related to the merger were filed in the Eighth Judicial District Court in Nevada. Each of the lawsuits was filed against, among others, the Company and certain directors of the Company. On July 13, 2012, the three putative class actions were consolidated (the “Consolidated Action”) under the caption In re China TransInfo Technology Corp. Shareholders’ Litigation (Consolidated Case No.: A-12-657022-B). The operative complaint generally alleges, among other things, that the consideration for the proposed transaction is grossly inadequate and that the Company and certain officers and directors of the Company breached their fiduciary duties. The operative complaint seeks, among other things, to enjoin consummation of the merger.

The purpose of this Supplement is (i) to inform you that on October 18, 2012, counsel for the parties in the Consolidated Action reached an agreement in principle under which they agreed on the terms of a settlement of all claims relating to the merger, and (2) to make certain supplemental disclosures to the Definitive Proxy Statement as contemplated by that agreement in principle.

The following information supplements and/or amends, and should be read in conjunction with, the Definitive Proxy Statement and the documents incorporated therein by reference. Capitalized terms used but not defined in this Supplement have the respective meanings ascribed to them in the Definitive Proxy Statement. All references to page numbers are to page numbers in the Definitive Proxy Statement.

Summary Term Sheet Related to the Merger

The fourth paragraph on page 10 of the Definitive Proxy Statement is amended in its entirety to read as follows:

“The Company and certain directors of the Company were named as defendants in three putative class action complaints filed in the Eighth Judicial District Court of Clark County, Nevada (the “Eighth Judicial District Court”) by stockholders of the Company in connection with the proposed merger. The complaints allege, among other things, that the members of the board of directors breached their fiduciary duties owed to the Company’s stockholders and seek, among other things, to enjoin the defendants from completing the proposed merger. The Company and the board of directors believe that the claims in these complaints are without merit and intend to defend against them vigorously. On July 13, 2012, these three putative class actions were consolidated (the “Consolidated Action”) under the caption In re China TransInfo Technology Corp. Shareholders’ Litigation (Consolidated Case No.: A-12-657022-B). On October 18, 2012, counsel for the parties in the Consolidated Action reached an agreement in principle under which they agreed on the terms of a settlement of all claims relating to the merger. ”

Background of the Merger

The third paragraph on page 23 of the Definitive Proxy Statement is amended in its entirety to read as follows:

“On April 23, 2012, representatives of William Blair contacted investor A, which indicated it was only interested in joining Mr. Xia, as opposed to making its own independent proposal with respect to a proposed transaction. Investor A also indicated that it had not informed Mr. Xia or any of his representatives of its interest. Investor A subsequently contacted Mr. Xia and expressed its interest in joining Mr. Xia in his proposal as an equity sponsor. Mr. Xia declined Investor A’s interest because he believed that the debt financing from CDB and the equity financing from SAIF III and himself are sufficient to consummate the proposed transaction.”

The following disclosure supplements the  fourth paragraph on page 27 of the Definitive Proxy Statements:

“The first potential buyer insisted that any non-disclosure agreement be written in Chinese only and discontinued discussions after hearing the Special Committee’s position that English needed to be the prevailing, if not the exclusive, language of any non-disclosure agreement. The second potential buyer insisted that its standard non-disclosure form be used, notwithstanding that it was not designed for a merger transaction, lacked customary “standstill” and “non-solicitation” provisions among others, and included terms not appropriate for a merger, such as licensing provisions and provisions of the potential buyer’s own internal code of conduct.”

Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger

The seventh bullet point on page 29 of the Definitive Proxy Statement is amended in its entirety to read as follows:

“the negative impact of the existence of SEC investigations, and the heightened scrutiny by the SEC, of certain PRC-based companies that had initially been listed in the U.S. through reverse mergers on the trading price of the Company common stock, although the Company is not aware of any SEC investigation directed specifically at it.”

Opinion of William Blair, Financial Advisor to the Special Committee - Discounted Cash Flow Analysis

The following disclosure is inserted after the first full paragraph on page 39 of the Definitive Proxy Statement as new paragraphs:

“In performing its discounted cash flow analysis, William Blair assumed a tax rate of 25% for determining the Weighted Average Cost of Capital and used the Unlevered Free Cash Flow forecast based on the same 25% tax rate. For that forecast, see “Prospective Financial Information” on page 50 of this proxy statement. The effective tax rate of 25% was applied because it is the statutory enterprise income tax rate in the PRC and because there is no assurance that the Company would be able to achieve a lower effective tax rate, as it has in past years, by successfully taking advantage of incentives or other preferential tax treatments. See pages 37, 44 and F-34 of our Annual Report on Form 10-K for the year ended December 31, 2011. At the direction of the special committee, representatives of William Blair also prepared a discounted cash flow sensitivity analysis that assumed an effective tax rate forecast of 12% to estimate the present value as of March 31, 2012 of the Company’s forecasted free cash flows through the fiscal year ending December 31, 2016. The assumed 12% effective tax rate reflects the average of the Company’s income tax forecasts for the years 2012 through 2016, as set forth on page 47 of this proxy statement. In preparing this discounted cash flow sensitivity analysis case, and as instructed by the special committee, representatives of William Blair kept constant all other values.

The fully diluted equity value implied by the discounted cash flow sensitivity analysis case ranged from $1.81 per Share to $3.29 per Share, based on a range of terminal values derived by multiples of EBITDA, as compared to the per share merger consideration in the proposed merger.

	Exit Multiple
Discount Rate	5.0x	6.0x	7.0x
19.0%	$2.32	$2.80	$3.29
20.5%	$2.18	$2.63	$3.09
22.0%	$2.05	$2.48	$2.90
23.5%	$1.92	$2.33	$2.73
25.0%	$1.81	$2.19	$2.57

The special committee believed the value derived by this analysis reflected the Company’s stand alone value on a going-forward basis and noted that the per share merger consideration in the proposed merger exceeded the per share price range of the fully diluted equity value derived by this analysis. The special committee noted that by adjusting the effective tax rates as described above, the range of per Share valued implied by the discounted cash flow sensitivity analysis case increased from a range of $1.57 to $3.01 to a range of $1.81 to $3.29, but was still below the per share merger consideration of $5.80. ”

Litigation Relating to the Merger

The following disclosure is inserted after the first paragraph on page 61 of the Definitive Proxy Statement as new paragraphs:

“On October 18, 2012, counsel for the parties in the Consolidated Action reached an agreement in principle under which they agreed on the terms of a settlement of all claims relating to the merger. In connection with the settlement contemplated by that agreement in principle, the Consolidated Action and all claims therein will be dismissed with prejudice. The terms of the settlement contemplated by that agreement in principle require that the Company make certain supplemental disclosures to the definitive proxy statement dated as of September 25, 2012. The agreement in principle further contemplates that the parties will enter into a stipulation of settlement, which will be subject to customary conditions, including court approval following notice to China TransInfo’s stockholders. The proposed settlement is conditioned upon, among other things, consummation of the merger and final approval of the proposed settlement by the court. In addition, in connection with the settlement and as provided in the stipulation of settlement, defendants will be released by the plaintiffs from all claims arising out of the merger and the transactions contemplated by the merger. There can be no assurance that the merger will be consummated, or that the court will approve the settlement contemplated by the stipulation. In such event, the proposed settlement may be terminated. The settlement will not affect the amount of the merger consideration that Company stockholders are entitled to receive in the merger. If the settlement is not approved and the aforementioned conditions are not satisfied, the Company and the individual defendants will continue to vigorously defend this action.

The settlement provides that the defendants deny that they engaged in any wrongdoing, committed any violations of law or acted improperly in any way, and believe that they acted properly at all times and that the Consolidated Action has no merit, but wish to settle the Consolidated Action in order to eliminate the distraction of further litigation.”

Amendment; Waiver of Conditions

The first paragraph on page 81 of the Definitive Proxy Statement is amended in its entirety to read as follows:

“At any time before the consummation of the merger, each of the parties to the merger agreement may waive compliance with any of the agreements or conditions contained in the merger agreement to the extent permitted by applicable law. As set forth in Section 7.1 of the merger agreement, the requirement that the merger agreement be approved by the holders of a majority of the shares of Company common stock (excluding Rollover Shares) may be waived by agreement of both Parent and the Company.”

PROXIES

The date of this Supplement is October 24, 2012. This Supplement is being mailed to stockholders on or about October 25, 2012.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of the Definitive Proxy Statement the enclosed proxy card, you should contact Okapi Partners LLC, toll free at (855) 305 0855, collect at (212) 297-0720 or by email at info@okapipartners.com.